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                                                            EXHIBIT 10.1



                            MK SECURITIES LITIGATION

                           MEMORANDUM OF UNDERSTANDING
                            BETWEEN PLAINTIFFS AND MK


          The Plaintiffs (as defined below) and MK (as defined below), as parties to this Memorandum of Understanding ("MOU"), have reached an agreement in principle as of June 5, 1995 providing for the settlement of the claims asserted against MK in the class actions pending in the United States District Court for the District of Idaho entitled: GARBULINSKI, ET AL. V. MORRISON KNUDSEN CORP. ET AL., Case No. 94-334; MEDELLO, ET AL. V. MORRISON KNUDSEN CORP., ET AL., Case No. 94-364, STRAUSS, ET AL. V. MORRISON KNUDSEN CORP., ET AL., Case No. 94-373; DRASNIN, ET AL. V. MORRISON KNUDSEN CORP., ET AL., Case No. 95-066; GRUESEN, ET AL. V. MORRISON KNUDSEN CORP., ET AL., Case No. 95-070; AKERS, ET AL. V. MORRISON KNUDSEN CORP., ET AL., Case No. 95-071; and WEISS, ET AL. V. MORRISON KNUDSEN CORP., ET AL., Case No. 95-108; all of the foregoing having been consolidated as IN RE MORRISON KNUDSEN SECURITIES LITIGATION, Case No. 94-334 (collectively termed the "Litigation").

                                   DEFINITIONS

          A. "Class" means the proposed plaintiff settlement class in the Litigation, as more particularly defined for purposes of the settlement in PARA 11 below.

          B.  "MK" means defendant Morrison Knudsen Corporation.

          C. "Individual Defendants" means defendants William Agee, Stephen Hanks, and James Cleary.

          D.  "D&T" means defendant Deloitte & Touche, L.L.P.
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                                                                           2

          E. "Parties" means the Plaintiffs, the Class, the Individual Defendants and MK.

          F. "Court" means the United States District Court for the District of Idaho.

          G. "Lead Counsel" means the lead counsel for Plaintiffs appointed by order of the Court.

          H.  "Great American" means Great American Insurance Company.

          I.  "Reliance" means Reliance Insurance Company.

          J.  "CNA" means Continental Casualty Company.

          K. "Insurers" means Great American, Reliance, and CNA, each of which has issued a Directors and Officers Liability Insurance Policy under which coverage has been requested by the Individual Defendants.

          L. "Derivative Actions" means the various derivative actions brought against MK and/or MK Rail as nominal defendants and the Individual Defendants and/or others and pending before the courts of Idaho and Delaware (separately, the "MK Derivative Actions" and the "MK Rail Derivative Actions").

          M. "Plaintiffs" means the named plaintiffs, individually and as representatives of the Class, in the Litigation.


          N.  "Defendants" means MK and the Individual Defendants, collectively.

          O. "Final Court Approval" means that an order entered by a court of competent jurisdiction approving the relevant settlement on terms mutually satisfactory to the Parties and the Insurers has become final and nonappealable.

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                                                                           3

          P. "MK Rail Action" means the consolidated class actions pending against MK, MK Rail Corp., the Individual Defendants, and others in the United States District Court for the District of Idaho.

          Q. "Bank Syndicate" means the group of financial institutions that provides financing to MK.

          R.  "MK Rail" means MK Rail Corporation.

                                TERMS OF THE MOU

          1. A settlement has been reached with respect to the claims asserted against MK in the Litigation in the amount of $9,850,000 in cash (less the amounts of attorneys' fees, which will not exceed $2,955,000, and costs, including notice costs, awarded to plaintiffs' counsel in the Derivative Actions) and 2,976,923 fully paid, non-assessable and freely tradeable shares of MK common stock, subject to the terms and conditions of a Stipulation of Settlement and such other documentation as may be required to evidence the settlement and obtain prompt Court approval of the settlement (collectively, the "Stipulation") to be negotiated in good faith among Plaintiffs, the Insurers, and MK. Settlement of the claims asserted against MK in the Litigation is expressly conditioned upon Final Court Approval of the settlement of the Litigation as a whole, the settlement of the Derivative Actions, and settlement of the MK Rail Action. Claims against D&T are not being settled or released by this MOU.

          2. Within twenty (20) business days after the signing of this MOU and the MOUs relating to the MK Rail Action and the Derivative Actions, MK will cause to be created and transferred to
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                                                                           4

a joint account located in Boise, Idaho and controlled jointly by Lead Counsel and counsel for MK appropriately legended certificates evidencing 2,976,923 shares of MK common stock. The account will be structured so that withdrawals will require the concurrence of all counsel exercising joint control, subject to Court oversight. Upon Final Court Approval of the settlement of the Litigation and if no case has then been commenced by or against MK under Title 11 of the United States Code or any similar law and no trustee, receiver, conservator or similar custodian has been appointed for MK or its property (a "Bankruptcy Case"), MK will take all steps necessary to cause the shares to be evidenced by such certificates to be issued and outstanding, to be fully paid, non-assessable, and freely tradeable shares of MK common stock, thereupon immediately to have full rights to be voted and to receive dividends, and to be transferred to a Settlement Account controlled by Lead Counsel (subject to Court oversight).

          3. Great American has agreed that it will pay within twenty (20) business days after the signing of this MOU and the MOUs relating to the MK Rail Action and the Derivative Actions, notwithstanding any commencement of a Bankruptcy Case by or against MK, but subject to the terms and conditions of this MOU, $9,850,000 into a joint, interest-bearing account located in Boise, Idaho and controlled jointly by Lead Counsel, counsel for Great American, and counsel for the plaintiffs in the MK Derivative Actions (subject to Court oversight) (the "Joint Cash Account"). The Joint Cash Account will be structured so that withdrawals will require the concurrence of all counsel exercising joint control subject to Court oversight.

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                                                                           5

          4.  Upon the satisfaction of the conditions set forth in subparagraphs
(a)-(c) below, (i) all funds in the Joint Cash Account provided for in PARA 3, including all interest earned thereon but excluding all attorneys' fees (which will not exceed $2,955,000) and costs (including notice costs) awarded to plaintiffs' counsel in the Derivative Actions, will be transferred to a Settlement Account controlled by Lead Counsel (subject to Court oversight); and
(ii) the remaining funds will be available to pay the attorneys' fees (which will not exceed $2,955,000) and costs (including notice costs) awarded to plaintiffs' counsel in the Derivative Actions. The foregoing transfer and payments are subject to the following conditions:

          (a) (i) There has been Final Court Approval of the settlements of the Litigation, the Derivative Actions, and the MK Rail Action and (ii) all other conditions to such settlements have been satisfied or waived, and such settlements are being consummated contemporaneously with this settlement; AND EITHER

          (b)  (i) No Bankruptcy Case has been commenced by or against MK and
     (ii) MK and its Bank Syndicate have executed and delivered a debt restructuring agreement under which (x) the final maturity date of a material portion of the indebtedness to remain outstanding is more than one year after the date of such execution and delivery, (y) all currently existing defaults of MK to the Bank Syndicate are waived permanently or for a period of more than one year from such date of execution and delivery and
     (z) the Bank
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                                                                           6

          Syndicate has given all waivers and consents necessary to permit MK to effect this settlement; OR

          (c) If a Bankruptcy Case has been commenced in respect of MK, an order has been entered by the court having jurisdiction over the Bankruptcy Case and has become final and nonappealable that (i) approves the settlement, (ii) authorizes MK's performance of all of its obligations in respect of the settlement and (iii) authorizes the use of the insurance policies to make such payments into the Settlement Account, all in form and substance satisfactory to the Parties and the Insurers. By agreeing to this condition none of the Plaintiffs, the Insurers, or any other Party (except MK) concedes that the court exercising jurisdiction over the Bankruptcy Case has any jurisdiction over, or the debtor's estate has any interest in, the insurance policies, the insurance proceeds or the proceeds of the settlement.

          All funds in the Joint Cash Account shall be (a) used to pay attorneys' fees (not to exceed $2,955,000) and costs (including notice costs) awarded in the Derivative Actions, (b) paid into the Settlement Account pursuant to this PARA 4 or (c) repaid to Great American pursuant to PARA 7. Under no circumstances whatsoever shall any amounts in the Joint Cash Account be payable to, or recoverable by, MK.

          5. If the condition specified in PARA 4(a)(i) has been satisfied but the condition specified in PARA 4(b) or PARA 4(c) (whichever then applies) has not been satisfied, Plaintiffs may elect to terminate the settlement at any time thereafter by giving written notice to the other Parties and the Insurers, in which

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                                                                           7

event: (a) the releases given, if any, and judgment entered in favor of Defendants pursuant to the settlement, if any, shall be null and void and the Parties shall return to their respective litigation positions as of June 5, 1995, with all of their respective claims and defenses preserved; and (b) the provisions of PARA 12 shall have no force and effect. Within two (2) weeks prior to the hearing relating to Final Court Approval of the Settlement, MK will provide the Parties and the Insurers notice and written documentation relating to the status of all items listed in PARA 4(b) above. If any of the conditions specified in PARA 4(a)(i) have not occurred by a date to be specified in a separate writing to be kept confidential and disclosed only to the Parties, the Insurers, their counsel and the Court, Plaintiffs may elect to terminate the settlement at any time thereafter by giving written notice to the other Parties and the Insurers, in which event: (a) the releases given, if any, and judgment entered in favor of defendants pursuant to the settlement, if any, shall be null and void and the Parties shall return to their respective litigation positions as of June 5, 1995, with all of their respective claims and defenses preserved; and (b) the provisions of PARA 12 shall have no force and effect.

          6. The Plaintiffs, CNA, and MK will enter into a separate agreement entitling CNA and/or MK to void the settlement if the holders of a specified number of MK shares opt out of the Class, which number will be agreed to by the Plaintiffs, CNA, and MK and memorialized in a separate writing which shall be kept confidential and disclosed only to the Parties, their counsel, and the Court.

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                                                                           8

          7. In the event that this settlement or the settlement between Plaintiffs and the Individual Defendants in this Litigation is terminated due to the occurrence or nonoccurrence of conditions set forth in the respective MOUs, or this settlement does not receive Final Court Approval:

          (a) the certificates issued by MK provided for in PARA 2 above will be returned to MK and cancelled;

          (b) all funds then existing in the Joint Cash Account provided for in PARA 3 shall be returned to Great American, together with all interest earned thereon; and

          (c) the Plaintiffs, the Class, the Individual Defendants and MK shall return to their litigation positions as of June 5, 1995, with all of their respective claims and defenses preserved.

          8. The settlement will be no-recapture, I.E., it is not a claims-made settlement. Neither MK nor Great American will have any interest in, or ability to obtain, the funds after payment into the Settlement Account, and neither will have any involvement in, or liability for, the allocation of settlement proceeds or reviewing or challenging claims of members of the Class. The settlement claims process will be administered by a Claims Administrator of Lead Counsel's selection and will be subject to Court oversight.

          9. MK will not object to a motion seeking an order of the Court that any attorneys' fees and costs awarded to Plaintiffs' counsel by the Court shall be paid to Plaintiffs' counsel immediately upon transfer of the funds into the Settlement Account as provided in PARA 4. Plaintiffs' counsel who receive such

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                                                                           9

fees agree that they, their partners and/or shareholders will be subject to the jurisdiction of the Court for recall of any fees received. MK will not object to the payment of an incentive award to plaintiffs of a total of $75,000 upon application to, and approval by, the Court.

          10. If, after Final Court Approval of this settlement, a Bankruptcy Case is commenced in respect of MK and the court having jurisdiction over the Bankruptcy Case enters an order that has become final and nonappealable determining the payment of any funds into the Settlement Account established by this MOU or the Settlement Account established by the separate MOU between Plaintiffs and the Individual Defendants in the Litigation to be recoverable by MK as a preference, voidable transfer, fraudulent transfer or similar transaction, then Lead Counsel may elect to have the releases given and judgment entered in favor of MK pursuant to the settlement be null and void, and Plaintiffs, the Class and MK shall thereupon be restored to their respective positions in the Litigation as of June 5, 1995, with all of their respective claims and defenses preserved; provided, however, that the claims of the Plaintiffs and the Class against MK shall be limited (without duplication of the limits established by the separate MOU between Plaintiffs and the Individual Defendants in the Litigation) to the product of multiplying $300,000,000 by:
(i) a fraction, the numerator of which shall be the amounts (if any) of the proceeds of this settlement that were recovered by MK from Plaintiffs and/or the Class, pursuant to the entry of the foregoing final order and proceedings ancillary thereto and the denominator of which shall be $35,000,000 and
(ii) 1.2, provided

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                                                                           10

that the resulting product shall be limited to, and never exceed, $300,000,000. The releases given to the Insurers and the Individual Defendants shall not be null and void or otherwise be affected by this paragraph. In the event that the proceedings in the Bankruptcy Case result in any recovery of the proceeds of this settlement by any of the Insurers and/or the Individual Defendants, each Insurer and/or Individual Defendant receiving such funds agrees to repay all amounts it recovers to a court-supervised escrow account, and the releases given to the Insurers and the Individual Defendants shall remain in full force and effect.

          11. For settlement purposes only, the Parties will stipulate to the certification of the Litigation as a class action on behalf of a plaintiff class consisting of all purchasers of MK stock (excluding MK and the Individual Defendants) who suffered harm thereby during the period of October 15, 1993 through March 31, 1995, inclusive. If the settlement is not approved or is terminated, all rights existing prior to this MOU to urge or oppose certification of a plaintiff class shall be preserved.

          12. Upon Final Court Approval of the settlement, all claims alleged in the Litigation against MK shall be dismissed with prejudice and without costs to any Party. The Plaintiffs and Class shall provide appropriate releases to the Insurers, MK, and their affiliates (including their current and former officers, directors, employees, attorneys and agents) from any and all claims arising out of, or in any respect having their origin in, or relating to, any claims or facts giving rise to the claims that were or could have been asserted by the Class in the Litigation.

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                                                                           11

Plaintiffs' counsel will cooperate in obtaining appropriate bar orders against claims asserted against MK, the Insurers, and/or their respective affiliates. The entry of a bar order satisfactory to MK and the Insurers and containing provisions for a proportionate fault finding as to any party subject to the bar order, and, alternatively, provisions for reduction of judgment and indemnification of the settling parties and their affiliates against claims and claims-over shall be a condition to the settlement.

          13. MK agrees to provide reasonable cooperation with respect to the continuing prosecution of the case against D&T, including the production of documents and making witnesses available for interview (except any employee who is an Individual Defendant), deposition and travel; provided that this agreement shall in no event be deemed to be a waiver of any applicable privilege or other legal protection. Plaintiffs agree that they will make requests for cooperation in a manner that does not unduly interfere with the business of MK (including any pending litigation or proceedings) or the Individual Defendants.

          14. None of the Plaintiffs, their attorneys, the Insurers, the Individual Defendants, or their attorneys will issue a press release. They are, however, free to respond to any press inquiry. While retaining its right to deny liability, MK in any statement made to any media representative (whether or not for attribution) will not deny that, based upon the publicly available information at the time, the Litigation was filed in good faith and with an adequate basis in fact to comply with Rule 11, Federal Rules of Civil Procedure, and is being settled voluntarily after


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                                                                           12

consultation with competent legal counsel. MK may issue a press release announcing the settlement but may not contradict the foregoing language.

          15. If Final Court Approval of the settlement is not obtained or the settlement is terminated, this MOU shall be null, void, inadmissible in any proceeding before any court or tribunal, and of no further force or effect (except that the provisions of PARA 7 shall survive). In such event, neither this MOU nor the fact of its execution shall be deemed to prejudice in any way the positions of the Parties with respect to the claims asserted in the Litigation, and the Parties shall be returned to their respective positions as of June 5, 1995, with all of their respective claims and defenses preserved.

          16. The effectiveness of this MOU is conditioned upon the execution and delivery by MK, MK Rail, and the Individual Defendants to the Insurers of agreements, in form and substance satisfactory to the Insurers, regarding releases and related matters.

          17. This MOU shall be governed by the law of the State of Delaware. It may not be modified, except by a writing signed by all of the Parties and the Insurers.

          18. This Memorandum may be executed in separate counterparts, each of which when so executed shall constitute an original, but all of which together shall constitute the same instrument.

/s/ Steve W. Berman, Esq.          /s/ John W. Edwards II
_____________________________      _____________________________
Steve W. Berman, Esq.              John W. Edwards II
Hagens & Berman P.S.               Jones, Day, Reavis & Pogue
1301 Fifth Avenue - Suite 2929     901 Lakeside Avenue

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Seattle, Washington 98101          Cleveland, Ohio  44114
(206) 623-7292                     (216) 586-7147

Dated:      9/4/95                 Dated:       9/5/95

                                   Attorney for Defendant
                                   Morrison Knudsen Corporation

/s/ Michael J. Freed, Esq.         /s/ James A. Skarzynski, Esq.
_____________________________      _____________________________
Michael J. Freed, Esq.             James A. Skarzynski, Esq.
Much, Shelist, Freed, Denenberg    Peterson & Ross
  & Ament P.C.                     200 East Randolph Drive
200 North LaSalle Street -         Chicago, Illinois  60601-6969
   Suite 2100                      (312) 861-1400
Chicago, Illinois  60601-1095
(312) 346-3100                     Dated:        9/5/95


Dated:   SEPTEMBER 5, 1995         Attorney for Great American
                                     Insurance Company

/s/ Jeffrey H. Squire, Esq.        /s/ Michael L. Gassmann, Esq.
_____________________________      _____________________________
Jeffrey H. Squire, Esq.            Michael L. Gassmann, Esq.
Kaufman, Malchman, Kirby &         Drinker, Biddle & Reath
   Squire L.L.P.                   901 Fifteenth St., N.W. -
919 Third Avenue, 11th Floor         Suite 900
New York, New York 10022           Washington, D.C.  20005

Dated:       9/ /95                Dated:    SEPTEMBER 5, 1995

  Local Counsel for Plaintiffs     Attorney for Reliance Insurance Company

                                   /s/ Cathy A. Simon, Esq.
                                   _____________________________
                                   Cathy A. Simon, Esq.
                                   Ross, Dixon & Masback
                                   601 Pennsylvania Avenue, S.W.
                                   Washington, D.C.  20004-2688

                                   Dated:     SEPT 5, 1995

                                   Attorney for Continental
                                   Casualty Company